Exhibit 99.1

Park City Net Income Increases 36%, EPS Up 50% for Fiscal First Quarter of 2023

Salt Lake City, UT – November 14, 2022 – Park City Group, Inc. (NASDAQ: PCYG), the parent company of ReposiTrak, Inc., which operates a B2B ecommerce, compliance, and supply chain platform that largely partners with grocery retailers, wholesalers, and their suppliers, to accelerate sales, control risk, improve supply chain efficiencies, and source hard-to-find items, today announced financial results for the first quarter of fiscal 2023, the period ended September 30, 2022.

Quarterly Financial Highlights:

●	Total revenue increased 4% to $4.72 million from $4.56 million.
●	Recurring revenue increased 6% to $ 4.68 million.
●	Total operating expense increased 3% to $3.5 million from $3.4 million.
●	Operating income increased 5% to $1.2 million from $1.2 million last year.
●	GAAP net income increased 36% to $1.3 million vs. net income of $947,000 last year
●	Net income to common shareholders was $1.1 million, up 42% vs. $800,000 last year.
●	Quarterly EPS of $0.06, up 50% from $0.04 last year.
●	Cash from operations of $1.8 million.
●	The Company repurchased 20,859 shares at an average price of $4.97 for a total of $103,657 during the quarter.
●	Declared a quarterly cash dividend of $0.015 per share ($0.06 per year), payable to shareholders of record on October 17, 2022.
●	Cash at September 30, 2022 was $21.6 million.

Randall K. Fields, Chairman and CEO of Park City Group commented, “Growth of 6% in our recurring revenue drove a 36% increase in GAAP net income and a 50% increase in earnings per share, demonstrating the compelling leverage and earnings power of our business model. This systemic profitability enabled us to continue investing in our business to drive efficiency as we scale, repurchase more than 20,000 shares of our common stock and reduced our bank debt by 50%. At the same time, the Traceability opportunity is rapidly accelerating.”

“Just last week, the U.S. Food and Drug Administration provided more information on the track-and-trace initiative, and though proposed timelines are likely to be litigated and delayed, early adopters are already taking steps to prepare for the new mandates,” added Mr. Fields. “Many of our larger customers are aligned with the FDA’s goals, as traceability provides significant visibility into the supply chain, reducing risk and improving efficiency. We are partnered with National Grocers Association, a leading trade organization that covers one-third of all grocery stores and more independent owners than any other trade group, and working with major grocers to deploy parts of our traceability solution in parts of their business before broad-based requirements take hold.”

Mr. Fields concluded, “With $21.6 million, or $1.17 per share, in cash, Park City maintains a fortress balance sheet. In addition, we have more than five consecutive years of GAAP profitability, and during the first quarter, we generated $1.8 million in cash from operations. We are well positioned to succeed in an economic environment that is likely to challenge smaller, less capitalized competitors.”

First Fiscal Quarter Financial Results (three months ended September 30, 2022, vs. three months ended September 30, 2021):

Total revenue was $4.72 million as compared to $4.56 million in the prior-year first quarter, as growth in recurring revenue offset the planned elimination of non-recurring revenue and sunsetting for non-core services. Total operating expense of $3.5 million was up 3% compared to $3.4 million last year, reflecting investments in traceability and other growth initiatives. GAAP net income was $1.3 million compared to $947,000. Net income to common shareholders was $1.1 million, or $0.06 per diluted share, compared to $800,000, or $0.04 per diluted share.

Return of Capital:

In the first quarter, the Company repurchased 20,859 shares at an average price of $4.97 for a total of $103,657. The Company has approximately $10.7 million remaining on the $21 million total buyback authorization since inception.

In September, the Company’s Board of Directors declared a quarterly cash dividend of $0.015 per share ($0.06 per year), payable to shareholders of record on October 17, 2022. Cash dividends will be paid to shareholders of record on or about November 15, 2022. Based on the closing price on September 26, 2022, this represents an annual dividend yield of approximately 1.06%. Subsequent quarterly dividends will be paid within 45 days of the shareholders of record date of December 31, March 31, June 30 and September 30.

Balance Sheet:

The Company had $21.6 million in cash and cash equivalents at September 30, 2022, compared to $21.5 million at June 30, 2022. The Company had $1.3 million drawn on its working line of credit as of September 30, 2022 compared to $2.6 million at June 30, 2022. Funds were utilized to buy back additional shares of stock.

Conference Call:

The Company will host a conference call at 4:15 p.m. Eastern today to discuss the Company’s results. The conference call will also be webcast and will be available via the investor relations section of the Company’s website, www.parkcitygroup.com.

Participant Dial-In Numbers:
Date: Monday, November 14, 2022

Time: 4:15 p.m. ET (1:15 p.m. PT)

Toll-Free: 1-888-396-8063

Toll/International 1- 416-764-8652

Conference ID: 55468115

Replay Dial-In Numbers:

Toll Free: 1-844-512-2921

Toll/International: 1-412-317-6671

Replay Start: Monday, November 14, 2022, 7:15 p.m. ET

Replay Expiry: Wednesday, December 14, 2022, 11:59 p.m. ET

Replay Pin Number: 55468115

About Park City Group:

Park City Group, Inc. (NASDAQ:PCYG), the parent company of ReposiTrak, Inc., a compliance, supply chain, and e-commerce platform that enables retailers, wholesalers, and their suppliers, to accelerate sales, control risk, and improve supply chain efficiencies. More information is available at www.parkcitygroup.com and www.repositrak.com.

Specific disclosure relating to Park City Group, including management's analysis of results from operations and financial condition, are contained in the Company's annual report on Form 10-K for the fiscal year ended June 30, 2020 and other reports filed with the Securities and Exchange Commission. Investors are encouraged to read and consider such disclosure and analysis contained in the Company's Form 10-K and other reports, including the risk factors contained in the Form 10-K.

Forward-Looking Statement

Any statements contained in this document that are not historical facts are forward-looking statements as defined in the U.S. Private Securities Litigation Reform Act of 1995. Words such as “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “project,” “predict,” “if”, “should” and “will” and similar expressions as they relate to Park City Group, Inc. (“Park City Group”) are intended to identify such forward-looking statements. Park City Group may from time-to-time update these publicly announced projections, but it is not obligated to do so. Any projections of future results of operations should not be construed in any manner as a guarantee that such results will in fact occur. These projections are subject to change and could differ materially from final reported results. For a discussion of such risks and uncertainties, see “Risk Factors” in Park City’s annual report on Form 10-K, its quarterly report on Form 10-Q, and its other reports filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.

Investor Relations Contact:

John Merrill, CFO

Investor-relations@parkcitygroup.com

Or

FNK IR

Rob Fink

646.809.4048

rob@fnkir.com

PARK CITY GROUP, INC.

Consolidated Condensed Balance Sheets (Unaudited)

	September 30, 2022	June 30, 2022
Assets
Current Assets
Cash	$21,627,727	$21,460,948
Receivables, net of allowance for doubtful accounts of $193,151 and $206,093 at September 30, 2022 and June 30, 2022, respectively	3,076,535	3,165,200
Contract asset – unbilled current portion	551,546	649,433
Prepaid expense and other current assets	1,116,014	1,307,128
Total Current Assets	26,371,822	26,582,709

Property and equipment, net	1,061,649	764,517

Other Assets:
Deposits and other assets	22,414	22,414
Prepaid expense – less current portion	75,167	82,934
Contract asset – unbilled long-term portion	108,052	108,052
Operating lease – right-of-use asset	354,370	368,512
Customer relationships	361,350	394,200
Goodwill	20,883,886	20,883,886
Capitalized software costs, net	68,625	114,488
Total Other Assets	21,873,864	21,974,486

Total Assets	$49,307,335	$49,321,712

Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable	$425,927	$690,638
Accrued liabilities	1,459,437	1,206,284
Contract liability - deferred revenue	1,727,041	1,555,143
Lines of credit	1,296,590	2,590,907
Operating lease liability - current	55,076	53,862
Notes payable and financing leases – current	132,007	-
Total current liabilities	5,096,078	6,096,834

Long-term liabilities
Operating lease liability – less current portion	307,601	321,818
Notes payable and financing leases – less current portion	117,138	-
Total liabilities	5,520,817	6,418,652

Commitments and contingencies

Stockholders’ equity:
Preferred Stock; $0.01 par value, 30,000,000 shares authorized;
Series B Preferred, 700,000 shares authorized; 625,375 shares issued and outstanding at September 30, 2022 and June 30, 2022;	6,254	6,254
Series B-1 Preferred, 550,000 shares authorized; 212,402 shares issued and outstanding at September 30, 2022 and June 30, 2022, respectively	2,124	2,124
Common Stock, $0.01 par value, 50,000,000 shares authorized; 18,468,346 and 18,460,538 issued and outstanding at September 30, 2022 and June 30, 2022, respectively	184,686	184,608
Additional paid-in capital	68,675,402	68,653,361
Accumulated deficit	(25,081,948)	(25,943,287)
Total stockholders’ equity	43,786,518	42,903,060
Total liabilities and stockholders’ equity	$49,307,335	$49,321,712

PARK CITY GROUP, INC.

Consolidated Condensed Statements of Operations (Unaudited)

	Three Months Ended September 30,
	2022	2021

Revenue	$4,720,477	$4,559,677

Operating expense:
Cost of revenue and product support	832,704	846,487
Sales and marketing	1,200,259	1,188,893
General and administrative	1,223,462	1,096,656
Depreciation and amortization	236,006	261,164
Total operating expense	3,492,431	3,393,200

Income from operations	1,228,046	1,166,477

Other income (expense):
Interest income	79,092	55,156
Interest expense	(24,652)	(2,898)
Other gain (loss)	70,047	(83,081)
Unrealized gain (loss) on short term investments	(7,415)	(149,291)

Income before income taxes	1,345,118	986,363

(Provision) for income taxes:	(60,006)	(39,546)
Net income	1,285,112	946,817

Dividends on preferred stock	(146,611)	(146,611)

Net income applicable to Common Stockholders	$1,138,501	$800,206

Weighted average shares, basic	18,465,000	19,383,000
Weighted average shares, diluted	18,753,000	19,669,000
Basic income per share	$0.06	$0.04
Diluted income per share	$0.06	$0.04

PARK CITY GROUP, INC.

Consolidated Condensed Statements of Cash Flows (Unaudited)

	Three Months Ended September 30,
	2022	2021
Cash flows from operating activities:
Net income	$1,285,112	$946,817
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	236,006	261,164
Amortization of operating right-of-use asset	14,142	22,051
Stock compensation expense	111,046	88,246
Bad debt expense	150,000	125,000
Loss on sale of property and equipment	-	107,820
Gain on disposal of assets	-	(24,737)
(Increase) decrease in:
Accounts receivables	(255,281)	(258,029)
Long-term receivables, prepaid and other assets	434,448	129,335
(Decrease) increase in:
Accounts payable	(264,711)	(95,369)
Accrued liabilities	(58,182)	(165,555)
Operating lease liability	(13,003)	(22,051)
Deferred revenue	171,898	3,369
Net cash provided by operating activities	1,811,475	1,118,061

Cash flows from investing activities:
Purchase of property and equipment	(19,533)	-
Sale of property and equipment	-	1,374,085
Net cash provided by (used in) investing activities	(19,533)	1,374,085

Cash flows financing activities:
Net decrease in lines of credit	(1,294,317)	(6,000,000)
Common Stock buy-back	(103,657)	(41,276)
Proceeds from employee stock purchase plan	48,903	56,577
Dividends paid	(146,611)	(146,611)
Payments on notes payable and capital leases	(129,481)	-
Net cash used in financing activities	(1,625,163)	(6,131,310)

Net increase (decrease) in cash and cash equivalents	166,779	(3,639,164)

Cash and cash equivalents at beginning of period	21,460,948	24,070,322
Cash and cash equivalents at end of period	$21,627,727	$20,431,158

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$146,723	$172,342
Cash paid for interest	$24,653	$2,898
Cash paid for operating leases	$17,613	$30,600

Supplemental disclosure of non-cash investing and financing activities:
Common Stock to pay accrued liabilities	$76,873	$172,500
Dividends accrued on preferred stock	$146,611	$146,611